EXHIBIT 99.1
Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Relations Contact:
Irma Gomez-Dib - FD
212-850-5761
irma.gomez-dib@fd.com

Press Release

INSMED ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND NINE-MONTHS ENDED SEPTEMBER 30, 2009

RICHMOND, VA., November 6, 2009 - Insmed Inc. (NASDAQ CM: INSM), a biopharmaceutical company, today reported results for the third quarter and nine-months ended September 30, 2009.

Revenues for the third quarter ended September 30, 2009 were $2.5 million, as compared to $4.1 million for the corresponding period in 2008.  The decrease was primarily attributable to $1.0 million of grant revenue related to the IPLEX™ myotonic muscular dystrophy (“MMD”) clinical trial recorded in the third quarter of 2008 and a reduction of $0.5 million in cost recovery from our IPLEX™ Expanded Access Program (“EAP”) for Amyotrophic Lateral Sclerosis (‘ALS”) in Europe.  The reduction in cost recovery from the EAP is largely due to the determination made by Insmed in the third quarter that its limited IPLEX™ inventory on hand should be conserved for the treatment of existing ALS patients.

The net loss for the third quarter of 2009 was $150,000; break even on a dollar per share basis, compared with a net loss of $2.2 million, or $0.02 per share, in the third quarter of 2008.  This $2.0 million decrease was primarily attributable to a $2.7 million decrease in total expenses, a $0.6 million improvement in investment income and a $0.2 million reduction in interest expense, which was partially offset by the $1.6 million reduction in total revenues.

The $2.7 million decrease in total expenses was due primarily to a $3.8 million decrease in research and development expenses (“R&D Expenses”), which was partially offset by a $1.1 million increase in selling, general and administrative expenses (“SG&A Expenses”).

The lower R&D expenses reflected the elimination of manufacturing expenses following the sale of our follow-on biologics (“FOB”) assets in March 2009, while the higher SG&A expenses were principally due to external finance, legal and consulting advisory services associated with the ongoing strategic review.  The improvement in investment returns resulted from the increased amount of cash available for investment, and the lower interest expense was due to the reduction of the debt discount amortization associated with our 2005 convertible notes.

For the nine months ended September 30, 2009, revenues totaled $7.9 million as compared to $8.8 million in the first nine months of 2008.  Consistent with third quarter results, the decrease was primarily attributable to a year-over-year decrease of $0.5 million in grant revenue related to the IPLEX™ MMD clinical trial, and a reduction of $0.5 million in cost recovery during the most recent period from our IPLEX™ EAP in Europe.

Net income for the nine months ended September 30, 2009 was $116.0 million, or $0.92 per share, compared to a net loss of $11.7 million, or $0.10 per share, for first nine months of 2008.  This $127.7 million improvement was primarily due to the $127.8 million before tax gain on sale of our FOB assets to Merck, combined with a $2.6 million decrease in total expenses, a $0.4 million improvement in investment returns, a $0.3 million reduction in interest expense and the absence of a $0.5 million loss on investments, which was offset by $2.8 million of income tax expense on the gain on sale and a $1.0 million reduction in net revenue.

The $2.6 million decrease in total expenses was due to a $7.3 million reduction in R&D expenses, which was partially offset by a $4.7 million increase in SG&A expenses.

The $7.3 million reduction in R&D expenses was due primarily to a decrease in manufacturing expenses following the sale of our FOB assets in March 2009.  The $4.7 million increase in SG&A expenses was due largely to a combination of the recognition of stock compensation expense for the restricted stock and restricted stock units that vested on March 31, 2009, and the award of bonuses, together with the increased finance, legal and consulting fees related to the ongoing strategic review; as previously mentioned.  The $0.5 million reduction in investment loss was due to the write off of the NAPO investment, which occurred in 2008.

"We are continuing our strategic review of alternatives with the assistance of our financial advisors, RBC Capital Markets, and have reviewed a number of high-quality opportunities,” said Dr. Melvin Sharoky, Insmed's Chairman.  "We remain focused on leveraging our strong balance sheet to grow our business and enhance shareholder value."

As of September 30, 2009, Insmed had total cash, cash equivalents, short-term investments, and certificate of deposits on hand totaling $124.1 million, consisting of $122.0 million in cash and short term investments and $2.1 million in a certificate of deposit, as compared to $2.4 million of cash on hand as of December 31, 2008.  The $121.7 million increase in total cash was due to the $127.8 million in before tax proceeds from the sale of Insmed's FOB assets to Merck, $4.1 million from the conversion of warrants and options into common stock, the release of a $2.1 million previously restricted certificate of deposit and $0.5 million from securities, which was partially offset by $11.8 million utilized to fund operations and $1.0 million for the partial repayment of the Company's 2005 convertible notes.

Conference Call

To participate in today’s 8:30 AM ET conference call, please dial 800-573-4754 (U.S. callers) or 617-224-4325 (international), and provide passcode 14720373.  A live webcast of the call will also be available at:
http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=2498647.
Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning at 11:30 AM ET today at 888-286-8010 (U.S. callers) or 617-801-6888 (international), using passcode 92577797.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to business strategies, plans and objectives of management and our strategic review process, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in identifying or reaching agreement with acquisition or merger candidates, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except share and per share data)
	(unaudited)
	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash, cash equivalents and short-term investments	$121,982	$2,397
Accounts receivable, net	319	122
Prepaid expenses	236	74
Total current assets	122,537	2,593

Long-term assets:
Certificate of deposit	2,085	-
Restricted cash, long-term	-	2,095
Deferred financing costs, net	7	70
Total long-term assets	2,092	2,165

Total assets	$124,629	$4,758

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$581	$1,277
Accrued project costs & other	1,224	936
Payroll liabilities	421	453
Income taxes payable	625	-
Restricted stock unit liability	-	113
Interest payable	2	13
Deferred rent	103	168
Deferred revenue	231	302

Convertible debt	461	2,211
Debt discount	(64)	(596)
Net convertible debt	397	1,615

Total current liabilities	3,584	4,877

Long-term liabilities:
Convertible debt	-	553
Debt discount	-	(66)
Net long-term convertible debt	-	487

Asset retirement obligation	-	2,217

Total liabilities	3,584	7,581

Stockholders' equity (deficit):
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 130,208,099 in 2009 and 122,494,010 in 2008	1,302	1,225
Additional paid-in capital	350,125	342,378
Accumulated deficit	(230,382)	(346,426)
Net stockholders' equity (deficit)	121,045	(2,823)

Total liabilities and stockholders' equity (deficit)	$124,629	$4,758

INSMED INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Royalties	$21	$29	$79	$83
Grant revenue	-	1,044	544	1,044
Other expanded access program income, net	2,454	2,998	7,262	7,713
Total revenues	2,475	4,071	7,885	8,840

Operating expenses:
Research and development	1,143	4,997	8,483	15,774
Selling, general and administrative	2,096	960	8,419	3,739
Total expenses	3,239	5,957	16,902	19,513

Operating loss	(764)	(1,886)	(9,017)	(10,673)

Investment income	682	78	817	453
Realized loss on investments	-	(54)	-	(500)
Interest expense	(68)	(301)	(730)	(983)
Gain on sale of asset, net	-	-	127,768	-
Income (loss) before taxes	(150)	(2,163)	118,838	(11,703)

Income tax expense	-	-	2,794	-

Net income (loss)	$(150)	$(2,163)	$116,044	$(11,703)

Basic net income (loss) per share	$(0.00)	$(0.02)	$0.92	$(0.10)

Shares used in computing basic net profit (loss) per share	129,442	122,314	126,072	122,070

Diluted net income (loss) per share	$(0.00)	$(0.02)	$0.92	$(0.10)

Shares used in computing diluted net profit (loss) per share	129,442	122,314	126,256	122,070

INSMED INCORPORATED
Consolidated Statements of Cash Flows
(in thousands - unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Operating activities
Net income (loss)	$116,044	$(11,703)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	661	813
Stock based compensation expense	2,425	505
Gain on sale of asset, net	(127,768)	-
Stock options issued for services	-	140
Change in trading securities	(498)	-
Realized loss on investments	-	500
Changes in operating assets and liabilities:
Accounts receivable	(197)	178
Other assets	(162)	126
Accounts payable	(696)	213
Accrued project costs & other	288	176
Payroll liabilities	(32)	2
Income tax liability	625	-
Deferred rent	(65)	-
Deferred income	(71)	(54)
Restricted stock unit liability	(113)	-
Asset retirement obligation	(2,217)	-
Interest payable	(11)	(8)
Net cash used in operating activities	(11,787)	(9,112)

Investing activities
Cash received from asset sale	127,768	-
Change in certificate of deposits	10	-
Purchases of short-term investments	(94,646)	9,428
Net cash provided by investing activities	33,132	9,428

Financing activities
Proceeds from issuance of common stock	580	-
Repayment of convertible notes	(1,016)	(1,658)
Warrants converted into shares	3,493	-
Other	39	62
Net cash provided by (used in) financing activities	3,096	(1,596)

Increase (decrease) in cash and cash equivalents	24,441	(1,280)
Cash and cash equivalents at beginning of period	2,397	3,554

Cash and cash equivalents at end of period	$26,838	$2,274

Supplemental information
Cash paid for interest	$10	$182